Exhibit 99.2
                                 ------------


                        (Ernst & Young LLP Letterhead)


                 Independent Auditors' Report on Management's
                     Assertion on Compliance With Minimum
                 Servicing Standards Set Forth in the Uniform
               Single Attestation Program for Mortgage Bankers


The Board of Directors and Stockholders
  of Midland Data Systems, Inc.
The Partners of Midland Loan Services, L.P.

We have examined management's assertion that Midland Data Systems, Inc. and Midland Loan Services, L.P. (the Companies) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA) Uniform Single Attestation Program for Mortgage Bankers, except for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the MBA has interpreted as inapplicable to such servicing during the year ended December 31, 1997, included in the accompanying report titled Report of Management. management is responsible for the Companies' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Companies' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companies' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companies' compliance with specified requirements.

In our opinion, management's assertion that the Companies complied with the aforementioned requirements during the year ended December 31, 1997 is fairly stated, in all material respects.


                                            /s/ Ernst & Young LLP
                                            ---------------------------------
                                            Ernst & Young LLP

January 28, 1998


      Ernst & Young LLP is a member of Ernst & Young International, Ltd.


                   (MIDLAND LOAN SERVICES, L.P. Letterhead)


                             Report of Management


We, as members of management of Midland Data Systems, Inc. and Midland Loan Services, L.P. (the Companies), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's (MBA) Uniform Single Attestation Program for Mortgage Bankers
(USAP) except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the MBA has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Companies' compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1997 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1997 the Companies complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Companies had in effect a fidelity bond and errors and omissions policy in the amount of not less than $13 million.


January 28, 1998


                                             /s/ C.J. Sipple
                                             --------------------------------
                                             C.J. Sipple
                                             Senior Vice President


                                             /s/ Paula Mickelson
                                             --------------------------------
                                             Paula Mickelson
                                             Vice President



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